Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

Dated as of June 27, 2011

between

NATIONAL TECHNICAL SYSTEMS, INC.

and

MILL ROAD CAPITAL, L.P.

EXPLANATORY NOTE TO THIS EXHIBIT

The Company's representations and warranties included in this securities purchase agreement were made to the purchaser of the securities hereunder. These representations and warranties were made as of specific dates, only for purposes of this securities purchase agreement and for the benefit of the parties thereto. These representations and warranties were subject to important exceptions and limitations agreed upon in writing by the parties, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts and were made subject to a contractual standard of materiality that may be different from the standard generally applicable under federal securities laws. This securities purchase agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, its subsidiaries or its business. Moreover, information concerning the subject matter of the representations and warranties may have changed, and may continue to change, after the date of this securities purchase agreement, and such subsequent information may or may not be fully reflected in the Company's public reports. Accordingly, investors should not rely on the representations and warranties contained in this securities purchase agreement or any description thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or its business. The information in this securities purchase agreement should be considered together with the Company's public reports filed with the Securities and Exchange Commission.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation.	1

ARTICLE II ISSUANCE AND SALE OF SECURITIES		1
2.1	Issuance and Sale of Securities	1
2.2	The Closing	2
2.3	MRC Deliveries at the Closing	2
2.4	Company Deliveries at the Closing	2
2.5	Original Issue Discount; Allocation of Purchase Price.	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		3
3.1	Organization	3
3.2	Capitalization.	3
3.3	Authorization; Execution and Enforceability.	4
3.4	Valid Issuance	5
3.5	No Conflicts; Consents and Approvals.	5
3.6	SEC Reports; Financial Statements.	6
3.7	Sarbanes-Oxley; Disclosure and Internal Controls	7
3.8	Absence of Certain Changes	8
3.9	Litigation	8
3.10	Intellectual Property Rights.	8
3.11	Exchange Listing	9
3.12	Tax Matters	9
3.13	Title to Assets	10
3.14	Insurance	10
3.15	Permits	10
3.16	Debt and Other Contracts	10
3.17	Material Contracts	10
3.18	Labor Matters	11
3.19	Compliance	12
3.20	Environmental.	12
3.21	Transactions with Affiliates	13
3.22	Investment Company	13
3.23	Corrupt Practices	13
3.24	Application of Takeover Protections	13
3.25	Securities Law Compliance	14
3.26	Warranty Matters	14
3.27	OFAC Requirements	15
3.28	Shareholder Rights Plan.	15
3.29	Financial Projections	15
3.30	Accuracy and Completeness of Disclosure	15

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MRC		16
4.1	Organization, Standing and Power	16
4.2	Authorization; Execution and Enforceability	16
4.3	No Order	16
4.4	Purchase Entirely for Own Account	16
4.5	Investment Experience	16
4.6	Accredited Investor	17
4.7	No Brokers	17
4.8	Financial Projections	17
4.9	Short Sales	17

ARTICLE V COVENANTS		17
5.1	Listing	17
5.2	Reservation of Shares	18
5.3	Fees	18
5.4	Taxes	18
5.5	Corporate Existence	18
5.6	Insurance	18
5.7	Noncircumvention	18
5.8	Compliance with Laws	19
5.9	Independent Registered Public Accountants	19
5.10	Further Assurances	19
5.11	Rights Agreement; Anti-Takeover Provisions	19
5.12	Registrar	19
5.13	Financial Statements	19
5.14	Covenant Compliance Certificates	20
5.15	Other Information	20
5.16	Payment of Obligations	21
5.17	Inspection of Property; Books and Records; Discussions	21
5.18	Notices	21
5.19	Environmental Laws	22
5.20	Financial Covenants	22
5.21	Compliance with ERISA; ERISA Notices.	23
5.22	Limitation on Debt	23
5.23	Restricted Payments	24
5.24	Ownership of Subsidiaries	25
5.25	Limitations on Other Restrictions	25

ARTICLE VI FURTHER AGREEMENTS		25
6.1	MRC Designee to Board of Directors	25
6.2	Rights to Future Stock Issuances	26
6.3	Public Announcements	27
6.4	Fees and Expenses.	27
6.5	Transfer Restrictions.	28

ARTICLE VII ADDITIONAL PROVISIONS REGARDING SUBORDINATED NOTES		30
7.1	Transfer and Exchange of Subordinated Notes	30

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7.2	Payments in Respect of Subordinated Notes.	30

ARTICLE VIII HOLDER REPRESENTATIVE		31
8.1	Appointment and Authorization.	31
8.2	Delegation of Duties.	31
8.3	Liability of Holder Representative.	31
8.4	Reliance.	31
8.5	Notice of Default.	32
8.6	Credit Decision.	32
8.7	Indemnification.	33
8.8	Holder Representative in Individual Capacity.	33
8.9	Successor Holder Representative.	33

ARTICLE IX GENERAL		34
9.1	Notice	34
9.2	Complete Agreement; No Third-Party Beneficiaries	35
9.3	Survival	35
9.4	Governing Law	36
9.5	Assignability.	36
9.6	Counterparts	36
9.7	Remedies; Waiver	36
9.8	Severability	36
9.9	Amendment; Waiver.	36
9.10	Confidentiality	37

Exhibit A	Defined Terms
Exhibit B	Form of 5-Year 15.0% Subordinated Notes
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Indemnification Agreement
Exhibit E	Form of Common Stock Purchase Warrant
Exhibit F	List of Closing Deliveries
Exhibit G	Form of Legal Opinion of Sheppard Mullin Richter & Hampton LLP
Exhibit H	Form of Covenant Compliance Report

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NATIONAL TECHNICAL SYSTEMS, INC.

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of June 27, 2011, by and between NATIONAL TECHNICAL SYSTEMS, INC., a California corporation (the "Company"), and MILL ROAD CAPITAL, L.P., a Delaware limited partnership ("MRC").

WITNESSETH:

WHEREAS the Company wishes to issue and sell to MRC, and MRC wishes to purchase from the Company, the Securities, as defined below, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements herein set forth, the parties agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1           Definitions.  The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

1.2           Interpretation.

(a)           Headings.  The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)           Usage.  In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section or Subsection of, or Exhibit to, this Agreement.

ARTICLE II.
ISSUANCE AND SALE OF SECURITIES

2.1           Issuance and Sale of Securities  Pursuant to this Agreement, at the Closing, the Company shall issue and sell to MRC, and MRC shall purchase from the Company, the Securities, on the terms set forth herein and free and clear of any Liens.  At the Closing, MRC shall pay the Company, as consideration for the Securities, the purchase price of $14,000,000.00 (the "Purchase Price").  At the option of MRC, funds paid at the Closing in satisfaction of the Purchase Price may be adjusted for any unpaid Reimbursable Expenses and any unpaid portion of the Closing Fee, in accordance with Section 6.4.

2.2           The Closing.  The closing of the issuance and sale of the Securities (the "Closing") and all related actions contemplated by this Agreement to occur at the Closing shall take place in the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, 02210 at 1:00 p.m. local time, on the date hereof, or at such other time and place as MRC and the Company may agree.  At the Closing, MRC and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

2.3           MRC Deliveries at the Closing.  At the Closing:

(a)           MRC shall pay to the Company an amount in same-day funds equal to the Purchase Price by wire transfer to a bank account designated in writing by the Company prior to the Closing, as may be adjusted in accordance with Section 6.4;

(b)           MRC shall deliver to the Company a duly executed counterpart of the Registration Rights Agreement; and

(c)           MRC shall deliver to the Company a duly executed IRS Form W-9.

2.4           Company Deliveries at the Closing.  At the Closing:

(a)           The Company shall deliver to MRC a copy of the duly executed letter of instruction addressed to the transfer agent for the Common Stock in form and substance acceptable to MRC, which letter of instruction shall be delivered by the Company to such transfer agent at or before the Closing and which shall irrevocably direct and authorize such transfer agent to issue a certificate or certificates (in denominations specified by MRC) representing the Purchased Shares, registered in MRC's name;

(b)           The Company shall deliver to MRC the duly executed Subordinated Note;

(c)           The Company shall deliver to MRC the duly executed Warrant;

(d)           The Company shall deliver to MRC a duly executed counterpart of the Registration Rights Agreement;

(e)           The Company shall deliver to MRC a legal opinion, dated the Closing Date, of Sheppard Mullin Richter & Hampton LLP, counsel to the Company, substantially to the effect set forth in Exhibit G; and

(f)           The Company shall deliver to MRC each of the additional certificates and documents listed in Exhibit F.

2.5           Original Issue Discount; Allocation of Purchase Price.  The Company and MRC intend that: (i) the Subordinated Notes are debt for U.S. federal income Tax purposes, (ii) the Subordinated Notes and the Warrants constitute an “investment unit” as of the date hereof within the meaning of Section 1273 of the Code, (iii) that the Subordinated Notes issued to MRC constitute a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), (iv) that the Subordinated Notes are issued with original issue discount (“OID”), and (v) that the Company shall timely calculate and report the amount of OID as required by applicable law.  The Company and MRC agree to adhere to the terms of this Agreement for U.S. federal income Tax purposes and not to take any action or file any Tax Return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Subordinated Notes), except as required by applicable law.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to MRC that the statements made in this Article III are true and correct as of the Closing Date, except (a) as explicitly disclosed by the Company in writing  to MRC or (b) with the exception of representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.29, and 3.31, as specifically qualified by disclosures in the SEC Reports, other than with respect to this clause (b): (x) any disclosures set forth in "Risk Factors" and (y) any disclosures described in "Forward Looking Statements."

3.1           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  True and correct copies of the articles of incorporation and by-laws of the Company, as amended and as in effect on the date hereof and as of the Closing Date, and all agreements or documents evidencing the terms of all securities convertible into, exercisable or exchangeable for, shares of Capital Stock, and the material rights of the holders thereof in respect thereto, have been provided to MRC and are filed as exhibits to the SEC Reports.  The Company has the requisite corporate power and authority to carry on the businesses in which it is engaged (and as described in the Company's Annual Report on Form 10-K for the year ended January 31, 2010) and to own or lease its properties.  The Company and each of the Subsidiaries are duly qualified to conduct business as a foreign corporation and are in good standing under the laws of each jurisdiction in which the nature of the businesses of the Company and the Subsidiaries or the ownership or leasing of their properties requires such qualification, other than where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company has no Subsidiaries other than as specified in the SEC Reports.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.  No shares of Preferred Stock are currently outstanding and, other than 200,000 shares of Series A Junior Participating Preferred Stock referred to in the Rights Agreement, no series of Preferred Stock has been designated or reserved for issuance.  Of the shares of Common Stock currently authorized:  (i) 10,399,500 shares are currently outstanding (of which 147,486 are Restricted Stock), (ii) 582,200 shares are reserved for issuance upon the exercise of Employee Stock Options, (iii) 22,275 additional shares are reserved for issuance pursuant to the Employee Stock Incentive Plans in respect of future awards under such plans, and (iv) no other shares are currently outstanding or reserved for issuance for any purpose.

(b)           There are no outstanding Convertible Securities.  The issuance of the Securities as contemplated herein and the Warrant Shares as contemplated by the Warrants will not cause an adjustment to any outstanding Convertible Securities, including an increase in the number of shares of Common Stock issuable upon conversion of, or a decrease in the exercise price of, any Convertible Securities.

(c)           There are no (i) outstanding options, warrants, scrips, calls or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities ("Stock Purchase Rights"), (ii) stock appreciation rights, performance stock awards, restricted stock units or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (iii) other agreements or commitments obligating the Company or any of the Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities, Stock Purchase Rights or any securities of any Subsidiary.  The issuance of the Securities as contemplated herein or the Warrant Shares as contemplated by the Warrant will not cause the number of shares of Common Stock issuable pursuant to any outstanding Stock Purchase Rights to increase as a result of any antidilution provisions relating thereto and will not cause the issuance of stock pursuant to the Rights Agreement.

(d)           All outstanding shares of Capital Stock (including any outstanding Restricted Stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws.  All outstanding Stock Purchase Rights have been issued without violation of any applicable securities laws, and all shares of Common Stock issued upon exercise thereof will be, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(e)           There are no outstanding securities or instruments of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of the Subsidiaries is or may become bound to redeem a security of the Company or any of the Subsidiaries.

(f)           The Company has filed the Certificate of Designation of its Series A Junior Participating Preferred Stock with the Secretary of State of the State of California and such filing is in effect and will be in effect as of the Closing.

3.3           Authorization; Execution and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements to which it is party and to consummate the Transactions.  The execution and delivery by the Company of, and performance by the Company of its obligations under, this Agreement and each of the other Transaction Agreements to which it is a party and the consummation of the Transactions, including the authorization and issuance of the Securities and the Warrant Shares and each of the covenants agreed to in Article V below, has been duly authorized by the Board and all relevant committees thereof and no corporate action on the part of the Company, the Board or the Company's shareholders is required in connection therewith.

(b)           This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each of the other Transaction Agreements will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

3.4           Valid Issuance.  Upon issuance to MRC as contemplated herein, the Securities issuable to MRC hereunder will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, Taxes or charges.  Upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights (except such as have been duly waived), or any Taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

3.5           No Conflicts; Consents and Approvals.

(a)           Neither the execution or delivery by the Company of, or performance of the Company's obligations under, this Agreement or any of the other Transaction Agreements nor the consummation of any of the Transactions will (i) conflict with or violate any provision of the articles of incorporation or by-laws of the Company or any Organizational Document of any of the Subsidiaries; (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Company or any of the Subsidiaries or any of their respective properties and assets; (iii) result in the imposition of any material Lien upon any properties or assets of the Company or any of the Subsidiaries, (iv) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same, or (v) cause the accelerated vesting of any Employee Stock Options, Restricted Stock Awards or RSU Awards.

(b)           Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements and to consummate the Transactions ("Company Approvals"), except for (i) filings required to be made with the SEC after the date hereof, (ii) applicable Blue Sky filings required to be made after the date hereof and (iii) Company Approvals that have been obtained or made prior to the date hereof and are as of the date hereof, and will be as of the Closing Date, in full force and effect.

(c)           No Contractual Consents are required to be obtained under any material Contractual Obligation applicable to the Company or any Subsidiary in connection with the execution or delivery by the Company of, or performance of the Company's obligations under, the Transaction Agreements or the consummation of any of the Transactions which if not obtained would constitute a material default under such Contractual Obligation, modify the terms of such Contractual Obligation in a manner materially adverse to the Company or permit any party to terminate such Contractual Obligation ("Company Contractual Consents"), except for Company Contractual Consents that have been obtained prior to the date hereof and are as of the date hereof, and will be as of the Closing Date, in full force and effect.

(d)           No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries has instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any of the Transaction Agreements or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of any of the Transaction Agreements.

(e)           The Company and the other parties to the Credit Agreement have entered into an amendment to the Credit Agreement, an accurate and complete copy of which has been provided to MRC, providing that (i) neither the execution or delivery by the Company of, or performance of the Company's obligations under, the Transaction Agreements nor the consummation of any of the Transactions will result in a breach of, constitute (with or without due notice or lapse of time or both) a "Default" or "Event of Default" under, the Credit Agreement or give any party a right to accelerate the Credit Agreement Debt and (ii) the Company shall not be required, on account of the Closing, to apply any portion of the Purchase Price to the mandatory prepayment of any Debt arising under the Credit Agreement.

3.6           SEC Reports; Financial Statements.

(a)           The Company has timely filed all reports, schedules, forms, statements, exhibits and other documents required to be filed by it since January 31, 2008 with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof being sometimes hereinafter collectively referred to as the "SEC Reports").  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the "Financial Statements") complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), consistently applied during the periods involved (except (x) as may be otherwise indicated in the notes thereto or (y) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC's rules and instructions for Reports on Form 10-Q) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(c)           The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet and accompanying notes to the Financial Statements, and (ii) those incurred in the ordinary course of business since January 31, 2011 that would not reasonably be expected to result in a Company Material Adverse Effect.

3.7           Sarbanes-Oxley; Disclosure and Internal Controls.

(a)           The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of the Subsidiaries.

(b)           The Company has established and maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.  Such disclosure controls and procedures are effective in all material respects to timely alert the Company's principal executive officer and principal financial officer to material information required to be included in the Company's reports required to be filed under the Exchange Act.

(c)           The Company and the Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the Exchange Act) ("internal controls").  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP.  The Company's certifying officers have evaluated the effectiveness of the Company's internal controls as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (the "Evaluation Date").  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the internal controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company's internal controls over financial reporting (as defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Company, in other factors that could significantly affect such internal controls.

3.8           Absence of Certain Changes.  Since January 31, 2011, (a) there has not been any Company Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (b) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course.  Since January 31, 2011, neither the Company nor any of the Subsidiaries has (i) declared or paid any dividends, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business, (iii) made or committed to make capital expenditures, individually or in the aggregate, in excess of $250,000, or (iv) made or committed to make material increase in the compensation, including severance compensation, or benefits payable or to become payable by the Company to any of its directors or officers, other than in the ordinary course of business or increases associated with merit or annual pay increases or promotions in the ordinary course of business.  Neither the Company nor any of the Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law.  To the Knowledge of the Company, none of its creditors intend to initiate involuntary bankruptcy proceedings, and there are no facts which would reasonably lead a creditor to do so. The Company and the Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent.

3.9           Litigation.  Except as disclosed in the SEC Reports, there is no Action or Proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Company Material Adverse Effect or materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

3.10         Intellectual Property Rights.

(a)           The Company and the Subsidiaries own (free and clear of all encumbrances) or possess, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted ("Intellectual Property"), except where the failure to so own or possess would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, to the Knowledge of the Company, is infringing the Intellectual Property.  There is no claim or proceeding pending or, to the Knowledge of the Company, threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.  The Company and the Subsidiaries are not bound by, and no Intellectual Property is subject to, any instrument, contract, license, agreement, action, suit, proceeding, decree, order, judgment, office action, settlement agreement or stipulation that in any way limits or restricts the ability of the Company to use, exploit, license or transfer, or to assert or enforce any rights in, any Intellectual Property anywhere in the world in the manner such Intellectual Property is currently being used, exploited, licensed or transferred by the Company, or in the manner such rights are currently being asserted or enforced by the Company, or that may affect the validity or enforceability of such Intellectual Property in each case, subject to non-exclusive licenses granted by the Company or any of the Subsidiaries in the ordinary course of business.

(b)           To the Knowledge of the Company, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property, or any exclusively licensed Intellectual Property, by any Person, including any employee or former employee of the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries has sent any notice or other communication of any actual, alleged, possible or potential unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property.  Neither the Company nor any of the Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property, or for breach of any Intellectual Property against any Person.

(c)           (i) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries is or has been infringing or misappropriating any intellectual property rights of any other Person, (ii) neither the Company nor any of the Subsidiaries has received any notice or other communication of any actual, alleged, possible or potential infringement of any intellectual property rights of any other Person, (iii) neither the Company nor any of the Subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any intellectual property rights of any other Person, and to the Knowledge of the Company there is no basis for any such suit, action or proceeding, (iv) no Intellectual Property is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (A) restricts in any manner the use, transfer or licensing thereof by the Company or any of the Subsidiaries, or (B) may affect the validity, use or enforceability of such Intellectual Property.

3.11         Exchange Listing.  The Common Stock is listed on the Nasdaq Global Market and, to the Knowledge of the Company, there are no proceedings to revoke or suspend such listing.  The Company is in compliance with the requirements of the Nasdaq Global Market for continued listing of the Common Stock thereon and any other Nasdaq Global Market listing and maintenance requirements.  Trading in the Common Stock has not been suspended by the SEC or the Nasdaq Global Market.  The sale transactions contemplated by this Agreement and the Transaction Agreements will not require shareholder approval under Nasdaq Marketplace listing rules.

3.12         Tax Matters.  The Company and the Subsidiaries have timely filed with the appropriate authorities all federal, state and foreign income and all other Tax Returns required by any jurisdiction to which they are subject, and all such Tax Returns are complete and correct in all material respects.  The Company and the Subsidiaries have paid all Taxes due and payable by them, whether or not shown on a Tax Return, except those Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been made on the Company's and Subsidiaries' financial statements in accordance with GAAP.  To the extent required by GAAP, the Company and the Subsidiaries have set aside adequate reserves on their financial statements for unpaid Taxes that are not yet due and payable.  There are no unpaid Taxes of the Company or any Subsidiary in any material amount claimed to be due by any Taxing Authority and, to the Knowledge of the Company, there is no basis for any such claim.  Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax.  None of the Company's nor any of the Subsidiaries' Tax Returns is presently being audited by any Taxing Authority and, to the Knowledge of the Company, no such audit is contemplated or threatened.

3.13         Title to Assets.  The Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Permitted Liens.  Any property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are, as applicable, in material compliance.

3.14         Insurance.  The Company maintains and will continue to maintain insurance against loss or damage by fire or other casualty and such other insurance, including product liability insurance, in such amounts and covering such risks as is believed to be reasonable, prudent and customary, consistent with industry practice for the conduct of its and the Subsidiaries' respective businesses.

3.15         Permits.  The Company and the Subsidiaries possess all necessary permits, franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted ("Company Permits"), except where any failure to so possess could not reasonably be expected to have a Company Material Adverse Effect.  The Company Permits are in full force and effect.

3.16         Debt and Other Contracts.  Except for Credit Agreement Debt neither the Company nor any of the Subsidiaries (i) has any outstanding Debt (other than Debt permitted under Section 5.22), or (ii) is in any material respect in violation of any term of or in default under any contract, agreement or instrument relating to any Debt.

3.17         Material Contracts.  Except for (i) this Agreement and the Transaction Agreements, (ii) those agreements filed as an exhibit to the SEC Reports or (iii) which individually or in the aggregate are not material to the Company's or any of the Subsidiaries' businesses, as of the date of this Agreement, neither the Company nor any of the Subsidiaries are a party to or bound by:

(a)           any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financing Accounting Standards Board;

(b)           any contract for capital expenditures in excess of two hundred fifty thousand dollars ($250,000) in the aggregate;

(c)           any contract limiting the freedom of the Company to engage in any line of business, to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, perform any material service outside the ordinary course of business, or to compete with any other Person;

(d)           any contract pursuant to which the Company is a lessor of real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal tangible property involving in the case of any such personal property contract more than one hundred thousand dollars ($100,000) over the life of the contract;

(e)           any material contract with any Person with whom the Company does not deal at arm's length;

(f)           any contract which provides for the indemnification of any officer, director, employee or agent;

(g)           any guarantee of indebtedness of any other Person;

(h)           any contract with or commitment to any labor union;

(i)           any contract between the Company or any of the Subsidiaries and any Governmental Authority, where the amount of fees involved, or the amount of services to be provided, exceeds five hundred thousand dollars ($500,000);

(j)           any contract or commitment for or relating to the employment of any officer, employee or consultant of the Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable (or terminable within thirty (30) days or less in the case of consultants) by the Company without cost or other liability; and

(k)           any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party.

3.18         Labor Matters.  There are no collective bargaining agreements to which the Company or any of the Subsidiaries is a party.  The Company and the Subsidiaries believe that their relations with their employees are good.  The Company and each Subsidiary are in compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment and wages and hours where such non-compliance would result in a Company Material Adverse Effect.  No executive officer of the Company or any of the Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary.  To the Knowledge of the Company, no executive officer of the Company or any of the Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, with any Person other than the Company or such Subsidiary, and the continued employment of each such executive officer does not subject the Company or any of the Subsidiaries to any liability with respect to any of the foregoing matters.

3.19         Compliance.   The Company and the Subsidiaries are not: (a) in violation of any of their respective Organizational Documents, (b) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiaries under), nor has the Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Contractual Obligation to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (c) in violation of any order of any court, arbitrator or Governmental Authority, or (d) in violation of any applicable Requirement of Law, and with respect to clauses (b), (c) or (d) above, other than where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and each of  the Subsidiaries and the conduct and operation of their respective businesses is and has been in compliance with each Requirement of Law that (x) affects or relates to this Agreement or any of the other Transaction Agreements or any of the Transactions or (y) is applicable to the Company or the Subsidiaries or their respective businesses (with respect to this clause (y) other than immaterial failures to comply with such laws).

3.20         Environmental.

(a)           Environmental Laws.  (i) Each the Company and the Subsidiaries is and has been at all times in compliance with and has no liability under the Environmental Laws, (ii) neither the Company or any of the Subsidiaries has received any written or oral communication that alleges that it is or was not in compliance with all applicable Environmental Laws, (iii) to the Knowledge of the Company there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws, (iv) all Environmental Permits are in full force and effect, and each of the Company and the Subsidiaries is in material compliance with all of the terms of such Environmental Permits; (C) no other Environmental Permits are required by the Company or the Subsidiaries for the conduct of its business on the date hereof; and (D) such Environmental Permits will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, (v) the management, handling, storage, transportation, treatment, and disposal by the Company and the Subsidiaries of all Materials of Environmental Concern is and has been in compliance with all Environmental Laws, and (vi) there are no past or present actions or activities by the Company and the Subsidiaries or any circumstances, conditions, events or incidents, including the storage, treatment, release, disposal or arrangement for disposal or treatment of any Material of Environmental Concern, whether or not by the Company and the Subsidiaries, that would reasonably be expected to form the basis of any Environmental Claim against the Company or the Subsidiaries or against any Person whose liability for any Environmental Claim the Company and the Subsidiaries may have retained or assumed either contractually or by operation of law, and (vii) no property currently or formerly owned, operated or leased by the Company and the Subsidiaries and no property to which Materials of Environmental Concern originating on or from such properties or the businesses or assets of the Company and the Subsidiaries has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other government database or list of properties that may or do require remediation under Environmental Laws.

(b)           Environmental Claims.  There is no written or, to the Knowledge of the Company, oral Environmental Claim pending or, to the Knowledge of the Company, threatened, against or involving the Company and the Subsidiaries or against any Person whose liability for any Environmental Claim the Company and the Subsidiaries has or may have retained or assumed either contractually or by operation of law.  Without limiting the generality of the foregoing, neither the Company or the Subsidiaries has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of the Company, are any such notices, demands, requests for information or investigations threatened.

(c)           Disclosure of Information.  Each of the Company and the Subsidiaries has made, and during the period, if any, between the date of this Agreement and the Closing Date will continue to make, available to MRC all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of the Company and the Subsidiaries and pertain to the Company and the Subsidiaries or any property or facility now or previously owned, leased or operated by the Company and the Subsidiaries.

3.21         Transactions with Affiliates.  Except as have been specifically disclosed in the SEC Reports, no transactions, or series of related transactions, are currently proposed to which the Company or any of the Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.22         Investment Company.  The Company is not, and after giving effect to the Transactions will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of or a "promoter" or "principal underwriter" for an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

3.23         Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (c) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.24         Application of Takeover Protections.  No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Board to permit the consummation of the sale of the Securities and the other Transactions.

3.25         Securities Law Compliance.  Assuming the accuracy of MRC's representations and warranties contained in Article IV, the offer, sale and issuance of the Securities hereunder is, and the issuance of the Warrant Shares will be, in compliance with Section 4(2) of the Securities Act and is and will be exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws.  Neither the Company nor any agent of the Company has offered the Securities by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  The Company has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.  The Company has not sold, offered for sale or solicited offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the offer or sale to MRC of the Securities.  The Company is currently eligible to register the Purchased Shares and the Warrant Shares on a Form S-3 registration statement for resale by MRC.

3.26         No Brokers.  Except for B. Riley & Co., no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold MRC harmless against any claim for any such fee or commission based on any such arrangements.

3.27         Warranty Matters.  Each product sold, leased, licensed or delivered by the Company or any of the Subsidiaries since January 1, 2008 has been in material conformity with all applicable product specifications and contractual commitments and all express warranties other than where such failure to be in conformity would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and none of the Company or the Subsidiaries has any liability, individually or in the aggregate (and to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, which would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company has delivered to MRC copies of the standard terms and conditions of sale of each product sold by the Company and the Subsidiaries (containing applicable warranty and indemnity provisions) since January 1, 2008.  No product sold, leased, licensed or delivered by the Company or the Subsidiaries since January 1, 2008 is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed in writing to MRC.  There are no existing or, to the Knowledge of the Company, threatened product liability, warranty, failure to adequately warn or other similar claims against the Company or any of the Subsidiaries relating to or involving the products sold, leased, licensed or delivered by the Company or any of the Subsidiaries, wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Company Material Adverse Effect .  There are no statements, citations, correspondence or decisions by any Governmental Authority stating that any product sold, leased, licensed or delivered by the Company or any of the Subsidiaries is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority.  There have been no notices of recall served on the Company or any of the Subsidiaries by any Governmental Authority with respect to any product sold, leased, licensed or delivered by the Company or any of the Subsidiaries.  To the Knowledge of the Company, there is no (a) fact relating to any product sold, leased, licensed or delivered by the Company or any of the Subsidiaries since January 1, 2008 that would impose upon the Company or any of the Subsidiaries a duty to recall any such product or a duty to warn customers of a defect in any such product or (b) latent or overt design, manufacturing or other defect in any such product.  No notice of claim has been served against the Company or any of the Subsidiaries for material renegotiation or price redetermination of any business transaction relating to the business of the Company or any of the Subsidiaries, and, to the Knowledge of the Company, there are no facts upon which any such claim could reasonably be based.

3.28         OFAC Requirements.  Neither the Company nor, to the Knowledge of the Company, any of its Affiliates, nor any Person acting on their behalf in connection with this Agreement, has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in any Anti-Terrorism Law.  Neither the Company nor, to the Knowledge of the Company, any of its Affiliates (a) is a Sanctioned Person, (b) has assets in Sanctioned Countries, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds from the Transactions will be used or have been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

3.29         Shareholder Rights Plan.

(a)           The Company has taken all action necessary to render the Rights Agreement and any "poison pill" or similar plan, agreement or arrangement, or anti-takeover measure, inapplicable to the Transactions and the Transaction Agreements, including specifically authorizing the Transactions and amending the Rights Agreement so that MRC and its Affiliates shall not be an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of the Transaction Agreements or the consummation of the Transactions.

(b)           The Company has amended the Rights Agreement to provide that the "Ownership Threshold" with respect to MRC shall be equal to 19.9%.

3.30         Financial Projections.  Any financial projections provided by the Company to MRC prior to the date hereof are based on the Company's current assumptions, which the Company believes are reasonable.

3.31         Accuracy and Completeness of Disclosure.  Neither this Agreement nor any other document, certificate or instrument delivered to MRC by or on behalf of the Company or any of the Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF MRC

MRC hereby represents and warrants to the Company that the statements made in this Article IV are true and correct as of the Closing Date.

4.1           Organization, Standing and Power.  MRC is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  MRC has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements to which it is a party and to consummate the Transactions.

4.2           Authorization; Execution and Enforceability.  The execution and delivery by MRC of, and performance by MRC of its obligations under, this Agreement and each of the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary partnership action on its part and no further partnership action on the part of MRC or its partners is required in connection therewith.  This Agreement has been duly executed and delivered by MRC and each other Transaction Agreement to which it is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by it, and this Agreement constitutes, and each such other Transaction Agreement upon execution and delivery thereof by MRC will constitute, the legal, valid and binding obligations of MRC, enforceable against it in accordance with their respective terms, subject to any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally or under principles of equity regarding the availability of remedies.

4.3           No Order.  No court or other Governmental Authority having jurisdiction over MRC has instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

4.4           Purchase Entirely for Own Account.  The Securities and the Warrant Shares to be acquired by MRC under the Transaction Agreements will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and MRC has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  Other than as contemplated by the Registration Rights Agreement, MRC does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Securities or the Warrant Shares to be issued to it under the Transaction Agreements.

4.5           Investment Experience.  MRC acknowledges that it can bear the economic risk and complete loss of its investment in the Securities to be purchased by it and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  MRC understands that the purchase of the Securities involves substantial risk.

4.6           Accredited Investor.  MRC is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.  MRC's principal place of business is located in the State of Connecticut.

4.7           No Brokers.  No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of MRC, and MRC shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.

4.8           Financial Projections.  MRC acknowledges that (a) any projections provided by the Company are based on the Company's current assumptions which the Company believes are reasonable, and that actual results of operations may vary significantly from those projections and (b) the Company undertakes no obligation to update any such projections.

4.9           Short Sales.  Other than consummating the transactions contemplated hereunder, MRC has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with MRC, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing from the time that MRC first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder until the date hereof ("Discussion Time"). Notwithstanding the foregoing, if MRC is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of MRC's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such MRC's assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities.

ARTICLE V.
COVENANTS

For so long as any of the Securities or the Warrant Shares remain outstanding (unless a different time period is specified below), the Company and the Subsidiaries (provided, however, that notwithstanding anything to the contrary herein, only Sections 5.13, 5.19 and 5.21 shall apply to the Excluded Subsidiaries) and MRC, as the case may be, agree to the following covenants, unless waived by the Company or MRC, as applicable, in writing in accordance with Section 9.9:

5.1           Listing.  The Company shall use its commercially reasonable efforts to maintain the Common Stock's listing on the NASDAQ Global Market.  Neither the Company nor any of the Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Market and shall take all action reasonably necessary to maintain the listing of the Common Stock on the NASDAQ Global Market, including exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the NASDAQ Global Market to permit the continued listing of the Common Stock on the NASDAQ Global Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.1.

5.2           Reservation of Shares.  The Company shall take all actions necessary to reserve and keep available, at all times and free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting the exercise of the Warrants, the full number of shares of Common Stock deliverable upon the exercise of all outstanding Warrants not theretofore exercised.

5.3           Fees.  The Company shall be responsible for the payment of any placement agent’s fee or commissions, financial advisory fees, or broker’s commissions relating to or arising out of the Transactions.  The Company shall pay, and hold MRC harmless against, ay liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

5.4           Taxes.  The Company shall pay, and shall cause each of the Subsidiaries to pay, prior to delinquency, all Taxes, assessments, and governmental levies except such as are contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  The Company and the Subsidiaries will timely prepare and file all Tax Returns that they are required to file, and such Tax Returns shall be complete and correct in all material respects.

5.5           Corporate Existence.  The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of the Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and the Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiaries, if the Board or the Board of Directors of such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to MRC.

5.6           Insurance.  The Company shall, and shall cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

5.7           Noncircumvention.  The Company shall not, and shall not permit the Subsidiaries, by amendment of its articles of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Transaction Agreements and will at all times in good faith carry out all of the provisions of the Transaction Agreements.

5.8           Compliance with Laws.  The Company shall, and shall cause each of the Subsidiaries to, comply in all material respects with all applicable Requirements of Law and obtain or maintain all material permits, franchises and other governmental authorizations and approvals necessary or desirable for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses except to the extent that failure to so comply, obtain or maintain could not, either singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall not nor permit any of the Subsidiaries to (a) violate any Anti-Terrorism Law or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (b) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country, maintain any of its assets in a Sanctioned Country or derive any of its operating income from investments in or transactions with a Sanctioned Person.

5.9           Independent Registered Public Accountants.  The Company shall, and shall cause each of the Subsidiaries to, have its financial statements audited and certified by independent registered public accountants of nationally recognized standing selected by the Company.

5.10         Further Assurances.  The Company and MRC shall, and the Company shall cause each of the Subsidiaries to, execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and the other Transaction Agreements and to consummate the Transactions.

5.11         Rights Agreement; Anti-Takeover Provisions.  The Company and the Subsidiaries shall not engage in any action with the intent to directly or indirectly adversely impact MRC or any of the Transactions or the Transaction Agreements under the Rights Agreement or any other "poison pill" or similar plan, agreement or arrangement, or anti-takeover measure, including revoking or altering any amendment to the Rights Agreement as it may relate to MRC, the Transactions or the Transaction Agreements.

5.12         Registrar.  The Company shall maintain an office or agency where the Warrants may be presented for exercise.  Initially, the Company will act as registrar.

5.13         Financial Statements.  Upon the written request of MRC or any 5% Holder, the Company shall furnish to MRC or such 5% Holder, in form and detail satisfactory to MRC or such 5% Holder, the following documents:

(a)           a copy of the audited Consolidated financial statements of Company and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated statements of income, stockholders equity, and cash flows of Company and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, together, if requested by MRC or the applicable 5% Holder, with trial balance sheets for the relevant period covering the Company and its Consolidated Subsidiaries (on an individual or regional basis) and demonstrating the results of operations of such Subsidiaries and otherwise in form and substance reasonably satisfactory to MRC or the applicable 5% Holder; and

(b)           Company prepared unaudited Consolidated balance sheets of Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of Company and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Company as being fairly stated in all material respects, together, if requested by MRC or the applicable 5% Holder, with trial balance sheets for the relevant period covering the Company and its Consolidated Subsidiaries (on an individual or regional basis) and demonstrating the results of operations of such Subsidiaries and otherwise in form and substance reasonably satisfactory to MRC or the applicable 5% Holder; and

(c)           All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to Section 5.13(b) will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

5.14         Covenant Compliance Certificates.  Not later than:

(a)           with respect to any Fiscal Year, the earlier of the (i) one hundred twentieth (120th) day after the end of each Fiscal Year and (ii) tenth (10th) day after the filing Company files its annual report on Form 10-K or any successor form relating to such Fiscal Year; or

(b)           with respect to any fiscal quarter (except the last fiscal quarter of each Fiscal Year), the earlier of the (i) fifty-fifth (55th) day after the end of such fiscal quarter and (ii) tenth (10th) day after the Company files its quarterly report on Form 10-Q or any successor form relating to such fiscal quarter, the Company shall deliver to MRC and each 5% Holder a Covenant Compliance Report relating to such period in the form attached hereto as Exhibit H duly executed by a Responsible Officer of the Company;

5.15         Other Information.  The Company shall promptly notify MRC and each 5% Holder of the receipt or availability, but, unless and until requested, not the contents, of the following documents:

(a)           significant reports submitted by the Company's (or, if applicable, the Subsidiaries') firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of such Persons made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(b)           any financial reports, statements, press releases, other material information or written notices delivered to the holders of Debt of the Company (to the extent not otherwise required hereunder); and

(c)           projections for the Company and the Subsidiaries for the next succeeding Fiscal Year, prepared on a quarterly basis and for the following Fiscal Year on an annual basis, including a Consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of each relevant period based on good faith estimates and assumptions believed by management of the Company to be accurate and reasonable at time made.

Upon the written request of MRC or any 5% Holder, the Company shall promptly furnish copies of any such documents or any other operating statistics, operating plans or additional financial and/or other information as MRC or the applicable 5% Holder may reasonably request. MRC and any 5% Holder that requests and receives materials pursuant to Section 5.16(c) above shall, by virtue of such request, be deemed to have agreed that all such financial information as may relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may differ from the projected results set forth therein.

5.16         Payment of Obligations.  The Company shall and shall cause the Subsidiaries to pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of their respective material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company and the Subsidiaries.

5.17         Inspection of Property; Books and Records; Discussions.  The Company shall and shall cause each of the Subsidiaries to permit MRC and each other 5% Holder, through its authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon reasonable request, to examine the Company's and each of the Subsidiaries' books, accounts, records, ledgers and assets and properties; (b) during normal business hours and at its own risk, to enter onto the real property owned or leased by the Company or any of the Subsidiaries to conduct inspections, investigations or other reviews of such real property; and (c) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Company's and the Subsidiaries' offices, discuss each of the Company's and the Subsidiaries' respective financial matters with their respective officers, as applicable, and, by this provision, the Company authorizes, and will cause each of the Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any such Person and examine any of such Person's books, reports or records held by such accountants, so long as a representative of the Company is able to participate in such discussions.

5.18         Notices.  The Company shall give written notice to MRC and each 5% Holder promptly, but in any event within three (3) Business Days after a Responsible Officer of the Company obtains knowledge thereof, of the occurrence of any Covenant Breach.  Each such notice shall be accompanied by a statement of a Responsible Officer of the Company setting forth (a) a reasonably detailed description of the occurrence referred to therein and (b) what action the Company has taken or proposes to take with respect thereto.

5.19         Environmental Laws.  The Company shall:

(a)           use and operate, and shall cause each of the Subsidiaries to use and operate, all of their respective facilities and properties in material compliance with all applicable Environmental Laws and keep all Environmental Permits in effect and remain in compliance therewith;

(b)           (i) promptly notify MRC and each 5% Holder, and provide copies upon receipt thereto, of all written correspondence relating to an Environmental Claim, which, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice any Environmental Claims which the Company or any of the Subsidiaries is named a party, other than such claims being contested in good faith and with the establishment of reasonable reserves or which, if adversely determined, could not reasonably be expected to have a Company Material Adverse Effect; and

(c)           to the extent necessary to comply in all material respects with applicable Environmental Laws, remediate or monitor (or cause to be remediated or monitored, as the case may be) contamination arising from a release or disposal of any Materials of Environmental Concern by the Company or by the Subsidiaries, which solely, or together with other releases or disposals of such materials could reasonably be expected to have a Company Material Adverse Effect.

5.20         Financial Covenants.  The Company shall:

(a)           Maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ending April 30, 2011, of not less than the ratio set forth below:

Quarter Ending	Ratio
April 30, 2011 and July 31, 2011	1.00 to 1.00
October 31, 2011 and any fiscal quarter ending thereafter	1.08 to 1.00

(b)           maintain as of the end of each fiscal quarter, commencing with the quarter ending April 30, 2011, a Consolidated Effective Tangible Net Worth of not less than the Base Tangible Net Worth; and

(c)           maintain a Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of each fiscal quarter, commencing with the quarter ending April 30, 2011, of not more than 4.12 to 1.00.

(d)           maintain a Consolidated Senior Debt to Consolidated EBITDA Ratio as of the last day of each fiscal quarter, commencing with the quarter ending April 30, 2011, of not more than 3.30 to 1.00.

5.21         Compliance with ERISA; ERISA Notices.

(a)           The Company shall comply (and cause each of its ERISA Affiliates to comply) in all material respects with all material requirements imposed by ERISA and the Code, including the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Company Material Adverse Effect.

(b)           The Company shall promptly notify MRC and each 5% Holder upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by the Company or any of its ERISA Affiliates; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of the Company or any of its ERISA Affiliates to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of the Company or any of its ERISA Affiliates from any Multiemployer Plan if the Company or any of its ERISA Affiliates reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a "reportable event" which is required to be reported by the Company or any of its ERISA Affiliates under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any Pension Plan other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

5.22         Limitation on Debt.  The Company shall not, and shall cause the Subsidiaries not to, create, incur, assume or suffer to exist any Debt, except:

(a)           Credit Agreement Debt;

(b)           any Debt existing on the date hereof and any renewals or refinancing of such Debt (provided that the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Closing Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing);

(c)           any Debt incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Covenant Breach shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt incurred during any Fiscal Year (including any Debt of the type described in this clause (c)) shall not exceed $2,250,000, and any renewals or refinancings of such Debt (it being understood that Credit Agreement Debt under the "Acquisition Credit" (as such term is defined in the Credit Agreement) is not intended to be restricted by this covenant);

(d)           Subordinated Debt, including the Debt evidenced by the Subordinated Notes;

(e)           Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)           Debt arising from judgments or decrees not deemed to be a "Default or Event of Default" under subsection (g) of Section 10.1 of the Credit Agreement;

(g)           Debt owing to a Credit Party; and

(h)           additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Covenant Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $2,250,000 at any one time outstanding.

5.23         Restricted Payments.  The Company shall not declare or make any distribution, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any of its Equity Interests, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, "Purchases"), except that:

(a)           each Subsidiary of the Company may pay cash Distributions to any Borrower;

(b)           the Company and each of the Subsidiaries may declare and make Distributions payable in the Equity Interests of such Person, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement; and

(c)           Company may make Distributions on account of its Equity Interests provided that (i) no Default or Event of Default has occurred and is continuing both before and after giving effect to any such Distribution and (ii) the aggregate amount of all such Distributions made during any fiscal year does not exceed seventy-five percent (75%) of Consolidated Net Income for such fiscal year; and

(d)           Company may make Common Stock Repurchases at any time from the date hereof through and including June 27, 2013, provided that (i) no Event of Default has occurred and is continuing both before and after giving effect to any such Common Stock Repurchase, (ii) the "Unused Revolving Credit Availability" (as such term is defined in the Credit Agreement), as determined on a pro forma basis after giving effect to such Common Stock Repurchase, is equal to or greater than Three Million Dollars ($3,000,000), (iii) the aggregate amount of all such Common Stock Repurchases does not exceed Three Million Dollars ($3,000,000) and (iv) Company has delivered to MRC or the 5% Holder satisfactory evidence that it is in pro forma compliance with the financial covenants set forth herein for the quarter in which such Common Stock Repurchase is made.

5.24         Ownership of Subsidiaries.  The Company and each of the Subsidiaries shall continue to own 100% of the Equity Interests (directly or indirectly) of their respective Subsidiaries, other than the Excluded Subsidiaries and other than  any officers, directors or other qualifying shares, to the extent required under and Requirement of Law.

5.25         Limitations on Other Restrictions.  Except for this Agreement, any other Transaction Agreement or any other agreement, document or instrument to which the Company or any of the Subsidiaries are bound as of the date hereof, the Company shall not and shall cause the Subsidiaries not to enter into any agreement, document or instrument which would restrict the ability of (a) the Company or any of the Subsidiaries to pay or make dividends or distributions in cash or kind on account of their respective Equity Interests or (b) any Subsidiary to make loans, advances or other payments of whatever nature to the Company, or to make transfers or distributions of all or any part of its respective assets to the Company.

5.26         Management Fees.  The Company shall not and shall cause the Subsidiaries not to pay or otherwise advance, directly or indirectly, any management, consulting or other fees to any Affiliate of the Company or any of the Subsidiaries, other than as required under this Agreement or approved by the Company’s Audit Committee.

ARTICLE VI.
FURTHER AGREEMENTS

6.1           MRC Designee to Board of Directors.  So long as MRC beneficially owns shares of Common Stock equal to five percent (5%) or more of the outstanding Common Stock (which beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder:

(a)           At anytime that there is no person designated by MRC serving on the Board (such designee referred to herein as the "MRC Designee") or the term of the MRC Designee's service on the Board is ending, the Company shall give MRC notice of any shareholder meeting where directors shall be elected as soon as practicable after a date for such meeting has been set, but in any event, not less than sixty (60) days prior to such meeting date.  Such notice shall include the date that the Company expects to file with the SEC its proxy statement relating to such meeting.  If the Company receives a request from MRC to nominate the MRC Designee to the Board at least two (2) days prior to the date set forth in such notice relating to the filing of the Company's proxy statement in connection with such meeting with the SEC, such MRC Designee shall be added by the Company to its slate of nominees for election to the Board in the proxy statement prepared and mailed to the Company's shareholders.  To the extent it is not reasonably practicable to add the MRC Designee in the proxy statement before the meeting pursuant to the immediately preceding sentence, or the MRC Designee declines to be so added, the Company shall take such action as may be necessary, including increasing the size of the Board, in accordance with the bylaws of the Company, to appoint the MRC Designee to the Board immediately after the conclusion of such meeting.  MRC shall cause the MRC Designee to provide responses that shall be true and correct in all material respects to all reasonable requests for information by the Company in connection with the proxy materials to be filed by the Company in connection with any shareholders' meeting at which such MRC Designee will stand for election, and the MRC Designee shall promptly provide an agreement consenting to be named as a nominee in such proxy materials and to serve as a director upon election to the Board.  The Company shall provide MRC with an opportunity to review and comment on the portions of all proxy materials to be filed by the Company containing statements relating to MRC, the MRC Designee and the terms of this Section 6.1(a).  MRC shall review such materials promptly but in any event, not more than two (2) Business Days after the Company provides MRC with such materials.

(b)           If the MRC Designee is elected to the Board or appointed to the Board pursuant to the terms of Section 6.1(a), then, after such election or appointment, if the MRC Designee (or any successor designee appointed pursuant to this paragraph) ceases for any reason to serve as a director of the Company, then MRC shall have the right to designate a replacement for the MRC Designee to hold office for the remaining unexpired term of the MRC Designee (or any successor designee appointed pursuant to this paragraph) by providing a written request to the Company, and the Company promptly, and in any event not less than five (5) Business Days following receipt of such written request, will cause the replacement for the MRC Designee designated by MRC to be appointed to the Board to hold office for the remaining unexpired term of the MRC Designee (or any successor designee appointed pursuant to this paragraph).  In any case, the Company shall enter into an Indemnification Agreement with each MRC Designee at the time such MRC Designee is elected or appointed to the Board.

6.2           Rights to Future Stock Issuances.  Subject to the terms and conditions of this Section 6.2 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to MRC in accordance with this Section 6.2.  MRC shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)           The Company shall give notice (the "Offer Notice") to MRC, stating (i) its bona fide intention to offer New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)           By notification to the Company within twenty (20) Business Days after the Offer Notice is given, MRC may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock then held by MRC plus the number of Warrant Shares issuable to MRC (directly or indirectly), bears to the total number of shares of Common Stock then issued and outstanding (including any shares of Common Stock issuable upon exercise of the Warrant).  If the proposed offering of New Securities is in an offering in which the price and terms are not known at the time the Offer Notice is sent to MRC, then MRC may elect to participate subject to being provided the price and terms of the New Securities.

(c)           The Company may, during the ninety (90) day period following the expiration of the periods provided in Section 6.2(a), enter into an agreement to offer and sell, or sell, the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to MRC in accordance with this Section 6.2.

(d)           The right of first offer set forth in this Section 6.2 shall (i) terminate on the first (1st) anniversary of the Closing Date; and (ii) not apply in respect of Exempt Securities.

(e)           Notwithstanding anything to the contrary contained in this Section 6.2, the right of MRC or its Affiliates to purchase New Securities pursuant to this Section 6.2 shall be limited to the extent necessary to insure that, following such purchase, the total number of shares of Common Stock (including Warrant Shares or, if applicable, the New Securities), does not exceed the maximum number of shares of Common Stock issuable in compliance with the Marketplace listing rules of the Nasdaq Global Market.  The above restrictions may not be waived.

6.3           Public Announcements.  MRC and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Requirement of Law or stock exchange rule.

6.4           Fees and Expenses.

(a)           Except as otherwise specified in this Section 6.4 or agreed in writing by the parties, all costs and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such cost or expense.

(b)           At the Closing, the Company shall:

(i)           pay the Closing Fee to MRC;

(ii)           reimburse MRC for all Reimbursable Expenses.

Any amounts payable by the Company to MRC pursuant to this Section 6.4(b) may, upon written notice by MRC to the Company, be deducted by MRC from the Purchase Price as contemplated in Section 2.1.

(c)           The Company acknowledges that the agreements contained in this Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MRC would not enter into this Agreement.

(d)           For purposes of this Agreement, "Reimbursable Expenses" means all reasonable out-of-pocket fees and expenses incurred by or on behalf of MRC (or its Affiliates) at any time prior to any termination of this Agreement (whether before or after the date hereof or before or after the Closing Date) in connection with their due diligence investigation of the Company, the preparation of this Agreement and the other Transaction Agreements and consummation of the sale and issuance of the Securities, and related preparations therefor, including all reasonable fees and expenses of counsel, accountants, experts and consultants to MRC and its respective Affiliates, it being understood that the foregoing fees and expenses shall not exceed $300,000 in the aggregate.

6.5           Transfer Restrictions.

(a)           The Securities and the Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities or Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of MRC or in connection with a pledge as contemplated in Section 6.5(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.  In addition, the Company may require, as a condition to any such transfer of the Securities or Warrant Shares, the delivery by the transferee thereof of the following:

(i)            a duly executed IRS Form W-9;

(ii)           a duly executed IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY, as applicable (one with respect to amounts treated as interest under the Subordinated Notes and the other with respect to such dividends, if any, as the Company might pay on the Purchased Shares or the Warrant Shares), in each case establishing such Holder’s exemption from withholding tax, and, in the case of a foreign Holder claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, a certificate to the effect that such Holder is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or

(iii)           executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding Tax together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Each Holder shall promptly notify the Company of any change in circumstances which would modify or render invalid any claimed exemption from or reduction of United States withholding Taxes.  A Holder is not required to provide a Form W-8 or W-9 if the Holder is not eligible for an exemption from or reduction of United States withholding Taxes, but in that case the Company will be entitled to withhold in accordance with applicable law.

(b)           MRC agrees to the imprinting, so long as is required by this Section 6.5, of a legend on any of the certificates or instruments representing the Securities or the Warrant Shares in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that MRC may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities or Warrant Shares to a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, MRC may transfer such pledged or secured securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. The Company will execute and deliver such reasonable documentation as a pledgee or secured party of such securities may reasonably request in connection with a pledge or transfer of such securities, including, if the securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.

(c)           Certificates evidencing the Purchased Shares or the Warrant Shares shall not contain any legend (including the legend set forth in Section 6.5(b)): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such security pursuant to Rule 144, (iii) if such security is eligible for sale under Rule 144 without the requirement that the Company be in compliance with Rule 144(c)(1) and otherwise without restrictions or limitations pursuant to Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 6.5.

ARTICLE VII.
ADDITIONAL PROVISIONS REGARDING SUBORDINATED NOTES

7.1           Transfer and Exchange of Subordinated Notes.  The Company shall keep a register in which it shall provide for the registration of the Subordinated Notes and the registration of transfers of Subordinated Notes.  The Holder of any Subordinated Note may, prior to maturity or prepayment of such Subordinated Note, surrender such Subordinated Note at the principal office of the Company for transfer or exchange.  Any Holder desiring to transfer or exchange any Subordinated Note (including, but not limited to, any assignment of a Subordinated Note or Notes contemplated by Section 9.5) shall first notify the Company in writing at least ten (10) Business Days in advance of such transfer or exchange.  Promptly, but in any event within ten (10) Business Days after such notice to the Company from the Holder Representative (on behalf of a Holder of one or more Subordinated Notes) of a Holder’s intention to make such an exchange of such Holder’s Subordinated Note(s) and without expense (other than transfer Taxes, if any) to such Holder, the Company shall issue in exchange therefor another Subordinated Note or Notes in the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Subordinated Note so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Subordinated Note so surrendered (provided that no minimum shall apply to a liquidating distribution of Subordinated Notes to investors in a Holder and any Subordinated Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without further restriction).  Each new Subordinated Note shall be made payable to such Person or Persons, or assigns, as the Holder of such surrendered Subordinated Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  The Company shall have no obligation or liability under any Subordinated Note to any Person other than the registered Holder of each such Subordinated Note.  Assignments and transfers of Subordinated Notes by the Holders shall be made in compliance with Sections 6.5 and 9.5.

7.2           Payments in Respect of Subordinated Notes. The Holders of the Subordinated Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Subordinated Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the Holders of the Subordinated Notes whether received by voluntary payment, by realization upon security, by counterclaim or cross-action or by the enforcement of any or all of the Subordinated Notes.  If any Holder of one or more Subordinated Notes receives any payment on its Subordinated Notes in excess of its pro rata portion, then such Holder receiving such excess payment shall purchase for cash from the other Holders of the Subordinated Notes an interest in their Subordinated Notes in such amounts as shall result in a ratable participation by all of the Holders of the Subordinated Notes in the aggregate unpaid amount of Subordinated Notes then outstanding.

ARTICLE VIII
HOLDER REPRESENTATIVE

8.1           Appointment and Authorization. Each Holder, by acceptance of any Subordinated Note(s) held by it, hereby irrevocably appoints, designates and authorizes MRC to take such action on its behalf under the provisions of this Agreement and each other Transaction Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Transaction Agreement, together with such powers as are reasonably incidental thereto, including without limitation the authority to negotiate and execute subordination and intercreditor agreements on behalf of the Holders related to any Subordinated Debt, and each Holder expressly agrees that the terms of all such subordination and intercreditor agreements shall inure to the benefit of, and be binding upon, each Holder.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Agreement, the Holder Representative shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Holder Representative have or be deemed to have any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Agreement or otherwise exist against the Holder Representative.

8.2           Delegation of Duties.  The Holder Representative may execute any of its duties under this Agreement or any other Transaction Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Holder Representative shall not be responsible to the Holders for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

8.3           Liability of Holder Representative.  None of the Holder Representative-Related Persons shall (i) be liable to the Holders for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Agreement (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Holders for any recital, statement, representation or warranty made by the Company or any Subsidiary of the Company, or any officer thereof, contained in this Agreement or in any other Transaction Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Holder Representative under or in connection with, this Agreement or any other related document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other related document, or for any failure of the Company or any other party to any other related document to perform its obligations hereunder or thereunder.  No Holder Representative-Related Person shall be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Agreement or to inspect any property, books or records of the Company or any of its Subsidiaries.

8.4           Reliance.

(a)               The Holder Representative shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Holder Representative.  The Holder Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Agreement it shall first receive such advice or concurrence of the Holders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Holder Representative shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Agreement in accordance with a request or consent of the Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(b)               The Company shall be entitled to rely, and shall be fully protected in relying (without investigation or inquiry), upon the Holder Representative in any instance where the Holder Representative purports to be acting on behalf of a Holder, Holders, or Required Holders; and the Holders shall indemnify, defend, and hold Company harmless with respect to such reliance.

8.5           Notice of Default.  The Holder Representative shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless the Holder Representative shall have received written notice from a Holder or the Company referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”.  In the event that the Holder Representative receives such a notice, the Holder Representative shall give notice thereof to the Holders.  The Holder Representative may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Holders.

8.6           Credit Decision.  Each Holder, by acceptance of any Subordinated Note(s) held by it, expressly acknowledges that none of the Holder Representative-Related Persons has made any representation or warranty to it and that no act by the Holder Representative hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Holder Representative to any Holder.  Each Holder, by acceptance of any Subordinated Note(s) held by it, represents to the Holder Representative that it has, independently and without reliance upon the Holder Representative and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder.  Each Holder also represents that it will, independently and without reliance upon the Holder Representative and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries.  Except for notices, reports and other documents expressly herein required to be furnished to the Company by the Holder Representative, the Holder Representative shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Holder Representative.

8.7           Indemnification.  Whether or not the transactions contemplated hereby shall be consummated, the Holders, by acceptance of any Subordinated Note(s) held by them, agree that, upon demand therefor they shall indemnify the Holder Representative (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Subordinated Notes and at any time following the termination or resignation of the Holder Representative) be imposed on, incurred by or asserted against the Holder Representative (in its capacity as the Holder Representative and not as a Holder) in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Holder Representative under or in connection with any of the foregoing; provided, however, that no Holder shall be liable for the payment to the Holder Representative of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Holder Representative’s gross negligence or willful misconduct.  In addition, each Holder shall reimburse the Holder Representative upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Holder Representative in its capacity as the Holder Representative and not as a Holder in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein to the extent that the Holder Representative is not reimbursed for such expenses by or on behalf of the Company.  The obligation of the Holders in this Section 8.7 shall survive the payment of all Obligations.

8.8           Holder Representative in Individual Capacity.  MRC may purchase Subordinated Notes made by, make loans to, acquire equity interests in, make other investments in, and generally engage in any kind of lending, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though MRC were not the Holder Representative hereunder and without notice to or consent of the Holders, including, without limitation with respect to the purchase of its Subordinated Note at the Closing, and the Holders specifically acknowledge MRC can take all actions with respect to its Subordinated Note as it deems appropriate without reference to any agency created hereunder or any duty to the Holders created thereby or at common law.  With respect to its Subordinated Note, MRC shall have the same rights and powers under this Agreement as any other Holder and may exercise the same as though it were not the Holder Representative, and the terms “Holder” and “Holders” (and the plural forms thereof) shall include MRC in its individual capacity.

8.9           Successor Holder Representative.  The Holder Representative may resign as Holder Representative upon thirty (30) days’ prior notice to the Holders.  If the Holder Representative shall resign as Holder Representative under this Agreement, the Holders shall appoint from among the Holders a successor agent for the Holders, which successor shall be acceptable to the Company (with the Company’s consent not to be unreasonably withheld).  If no successor agent is appointed prior to the effective date of the resignation of the Holder Representative, the Holder Representative may thereupon appoint a successor agent from among the Holders, which successor shall be acceptable to the Company (with the Company’s consent not to be unreasonably withheld).  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Holder Representative and the term “Holder Representative” shall mean such successor agent and the retiring Holder Representative’s appointment, powers and duties as Holder Representative shall be terminated.  After any retiring Holder Representative’s  resignation hereunder as Holder Representative, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Holder Representative under this Agreement.  If no successor agent has accepted appointment as Holder Representative by the date which is thirty (30) days following a retiring Holder Representative’s notice of resignation (or, if later, ten (10) days after the date upon which the Holder Representative designates a successor agent), the retiring Holder Representative’s resignation shall nevertheless thereupon become effective and the Holders shall perform all of the duties of the Holder Representative hereunder until such time, if any, as the Holder Representative appoint a successor agent as provided for above.

ARTICLE IX
GENERAL

9.1           Notice.  All notices, requests and other communications hereunder shall be given in writing and delivered by internationally recognized overnight air courier or messenger or shall be sent by facsimile to the following addresses:

(a)           If to MRC, at the following address:

Mill Road Capital, L.P.
c/o Mill Road Capital, LLC
382 Greenwich Avenue, Suite One
Greenwich, Connecticut 06830
Attention: Justin Jacobs
Fax: (203) 621-3280

with a copy, which shall not constitute notice, by fax or messenger or courier to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention: Peter M. Rosenblum, Esq.
Fax: (617) 832-7000

(b)           If to the Company, at the following address:

National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, California 91302
Facsimile:  (818) 591-0899
Attention:  William McGinnis

with a copy, which shall not constitute notice, by fax or messenger or courier to:

Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130
Attention: James A. Mercer III, Esq.
Facsimile: (858) 523-6705

or, in the case of any of the foregoing, to such other respective addresses as may be designated by notice given in accordance with this Section 9.1. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier.

9.2           Complete Agreement; No Third-Party Beneficiaries.  This Agreement and the other Transaction Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, including the Preliminary Investment Proposal, dated January 11, 2011, and executed on January 12, 2011, between MRC and the Company, which, except for those sections which are explicitly binding on the parties thereto, shall be deemed terminated and of no further force or effect.  Other than the 5% Holders, who shall be third party beneficiaries hereunder, this Agreement is not intended to confer upon any Person other than the Company and MRC any rights or remedies hereunder.

9.3           Survival.  The respective representations, warranties, covenants and agreements of the Company and MRC set forth in this Agreement or any other Transaction Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the Transactions; provided that the representations and warranties of the Company other than Sections 3.1 through 3.5 shall survive until the later of (a) the date that is eighteen (18) months after the Closing Date or (b) the date on which the Subordinated Notes are paid in full.

9.4           Governing Law.   THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION.  MRC AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.

9.5           Assignability.  This Agreement may not be assigned by the Company without the prior written consent of each Holder.  Any Holder of one or more Subordinated Notes may assign its rights under this Agreement and its Subordinated Notes, in the minimum aggregate amount of $1,500,000 plus multiples of $500,000 in excess thereof (except in the case of an assignment by a Holder of the entire aggregate balance of its Subordinated Notes, and except in the case of an assignment to a Holder or an Affiliate under common control of such Holder or an Approved Fund of a Holder), (i) freely without consent to another Holder or to an Affiliate under common control of such Holder of the assigning Holder or to an Approved Fund with respect to the assigning Holder, and (ii) with the prior consent of the Holder Representative and (so long as no Event of Default then exists) the Company (which consent of the Company shall not be unreasonably withheld or delayed) to any commercial bank, financial institution or Fund.

9.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

9.7           Remedies; Waiver.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company and MRC shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other party.

9.8           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

9.9           Amendment; Waiver.

(a)           This Agreement and the Subordinated Notes may be amended, and compliance with any provision herein or therein may be omitted or waived, only by agreement in writing signed by (i) the Company, (ii), in the case of an amendment or waiver of this Agreement, Persons holding at least a majority of the value of the then outstanding Subordinated Notes and Purchased Shares, (iii) in the case of an amendment or waiver of the Subordinated Notes, the Required Holders and (iv) so long as it is a 5% Holder, MRC.  For purposes of the immediately preceding sentence, the value of the then outstanding Subordinated Notes and Purchased Shares shall be determined based on the following formula:

V =	N + S, where

V =	the value of the then outstanding Subordinated Notes and Purchased Shares
N =	the principal amount of the then outstanding Subordinated Notes
S =	the product of the number of then outstanding Purchased Shares multiplied by $7.50

(b)           No waiver of any provision nor consent to any exception to the terms of this Agreement or the Subordinated Notes shall be effective unless in writing and signed by the parties required pursuant to Section 9.9(a) and then only to the specific purpose, extent and instance so provided.

9.10         Confidentiality.  MRC and the Company agree to comply with the terms of the MRC Confidentiality Agreement.

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IN WITNESS WHEREOF, the Company and MRC have caused this Securities Purchase Agreement to be executed by their respective officers thereunto duly authorized all as of the date first written above.

NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Raffy Lorentzian
Name:	Raffy Lorentzian
Title:	Senior Vice President
Chief Financial Officer

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Justin C. Jacobs
Name:	Justin C. Jacobs
Title:	Managing Director
Address:	382 Greenwich Avenue, Suite One
Greenwich, Connecticut 06830

Exhibit A
to
Securities Purchase Agreement

Defined Terms

"5% Holder" means a Person then holding not less than $700,000 in value of Subordinated Notes and Purchased Shares.  For purposes of the immediately preceding sentence, the value of the Subordinated Notes and Purchased Shares then held by a Person shall be determined based on the following formula:

V =	N + S, where

V =	the value of the Subordinated Notes and Purchased Shares then held by such Person
N =	the principal amount of the Subordinated Notes then held by such Person
S =	the product of the number of Purchased Shares then held by such Person multiplied by $7.50

"Action or Proceeding" means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

"Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

"Agreement" has the meaning set forth in the preamble.

"Anti-Terrorism Laws" means, collectively, all laws, rules and regulations and court orders, injunctions and judicial decisions of all federal, state and local governments and governmental authorities relating to terrorism or money laundering, including the Anti-Terrorism Order, the USA PATRIOT Act, the laws, rules and regulations and court orders, injunctions and judicial decisions comprising the Bank Secrecy Act and the laws, rules and regulations and court orders, injunctions and judicial decisions administered by the U.S. Department of Treasury Office of Foreign Assets Control.

"Anti-Terrorism Order" means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

"Applicable Measuring Period" means the period of four (4) consecutive fiscal quarters ending on the applicable date of determination.

“Approved Fund” means any Fund that is administered, managed or serviced by (a) a Holder, (b) an Affiliate of a Holder that is under common control with such Affiliate, or (c) an entity or an Affiliate of an entity that administers, manages or services a Holder that is under common control with such Affiliate.

-A1-

"Asset Sale" means the sale, transfer or other disposition by the Company or any of the Subsidiaries of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary of the Company) to any Person (other than to a Borrower or a Guarantor).

"Base Tangible Net Worth"  initially means $25,200,000.  On January 31 of each year (commencing January 31, 2012), Base Tangible Net Worth shall increase by the sum of (i) an amount equal to fifty percent (50%) of Consolidated Net Income for the fiscal year then ending (if for any fiscal year or other applicable period Consolidated Net Income is less than $0, it shall be deemed to be $0 for purposes of this clause (i)), plus (ii) an amount equal to seventy five percent (75%) of gains on the permitted sale of any assets of the Company or its Subsidiaries consisting of real estate, as determined according to GAAP.

"Board" means the board of directors of the Company.

"Borrowers" means the Persons listed on Schedule A and each other Subsidiary of the Company, which from time to time becomes a "Borrower" under the Credit Agreement, and "Borrower" means any one of them as the context shall dictate.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

"Business Entity" means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

"Capital Expenditures" means, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

"Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

"Capital Stock" means the Common Stock and the Preferred Stock.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" means the date on which the Closing takes place.

-A2-

"Closing Fee" means three hundred fifty thousand dollars ($350,000).

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Collateral" means all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with the Credit Agreement, any instrument or agreement related thereto, or otherwise to secure the Credit Agreement Debt.

"Common Stock" means the common stock, no par value per share, of the Company.

“Common Stock Repurchase” shall mean a purchase by the Company of its previously issued common stock.

"Company" has the meaning set forth in the preamble.

"Company Approvals" has the meaning set forth in Section 3.5(b).

"Company Contractual Consents" has the meaning set forth in Section 3.5(c).

"Company Material Adverse Effect" means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or any of the other Transaction Agreements or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition, prospects or operating income of the Company and the Subsidiaries, taken as a whole; provided, however that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) a change in the market price or trading volume of Common Stock (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect); (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; and (c) unless the Company or any of the Subsidiaries are disproportionately affected, changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries operate; or, if the context requires, an event, occurrence or state of affairs in which such material adverse effect has occurred or arisen.

"Condemnation Proceeds" shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys' fees and expenses) incurred in connection with the collection thereof.

"Consolidated" (or "consolidated") means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to the Borrowers and their respective Subsidiaries, determined on a Consolidated or Consolidating basis.

-A3-

"Consolidated EBITDA" means for any Applicable Measuring Period, Consolidated Net Income for such period (i) plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, the sum of (a) Income Tax expense, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense, (d) any non-cash stock option expenses (including non-cash expenses incurred with respect to Company’s phantom stock incentive plan), (e) non-recurring losses, charges or expenses approved by the Credit Agreement Agent in its sole discretion, (f) reasonable costs and expenses incurred by the Borrowers in connection with any Permitted Acquisition, supported by documentation reasonably satisfactory to the Credit Agreement Agent, (g) costs, fees and expenses approved by the Credit Agreement Agent, in its sole discretion, related to the acquisition by Company of the stock of Mechtronic Solutions, Inc. (the “Mechtronic Acquisition”) and the acquisition by Company of the assets of Ingenium Testing, LLC, Lab Nine, LLC and Lab Eight, Inc. (the “Ingenium Acquisition”), supported by documentation reasonably satisfactory to the Credit Agreement Agent, (h) the sum of (x) the amount, if any, awarded to M&A Capital, LLC (“M&A”) in arbitration proceedings between Company and M&A (or paid to M&A out of a settlement of such arbitration proceedings) related to a fee dispute between Company and M&A (the “M&A Fee Dispute”), JAMS Case No. 1220041805, plus (y) legal and other fees and expenses incurred through the Fiscal Year ending January 31, 2012, in an amount not to exceed $1,000,000, in connection with the M&A Fee Dispute, supported by documentation reasonably satisfactory to the Credit Agreement Agent, and (i) costs, fees and expenses incurred through the Fiscal Year ending January 31, 2012, in an amount not to exceed $1,000,000, in connection with the internal investigation by Company of allegations made by the former general counsel and director of human resources of Company, supported by documentation reasonably satisfactory to the Credit Agreement Agent, and (ii) minus (a) all non-cash gains and (b) extraordinary or non-recurring gains, as determined by the Credit Agreement Agent and (c) any cash amounts funded in the current fiscal period in respect of non-cash expenses added back to Consolidated EBITDA in prior fiscal periods under clause (i)(d) of this definition; provided, however, that notwithstanding the foregoing, “Consolidated EBITDA” shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant testing period; and provided further that, solely for purposes of calculating Consolidated EBITDA, the Mechtronic Acquisition and the Ingenium Acquisition shall be considered Permitted Acquisitions (except that the costs, fees and expenses in connection with the Mechtronic Acquisition and the Ingenium Acquisition shall be determined under clause (g), and not clause (f), of this definition).

"Consolidated Effective Tangible Net Worth" means as of any date of determination, the result of (a) the sum of (i) Company’s Consolidated total stockholders equity plus (ii) the total gross proceeds received by Company in cash from the issuance of the Subordinated Notes, minus (b) the sum of all intangible assets of the Company and its Consolidated Subsidiaries and all amounts due to the Company or its Subsidiaries from Affiliates, determined on a Consolidated basis in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Applicable Measuring Period minus Capital Expenditures made by the Company or any of its Subsidiaries during the Applicable Measuring Period, excluding any Capital Expenditure financed with borrowed money (other than "Revolving Credit Advances" or "Swing Line Advances" (as such terms are defined in the Credit Agreement) or the principal part of Capitalized Leases in each case incurred during the Applicable Measuring Period minus the aggregate amount of all Distributions paid or otherwise funded in cash during the Applicable Measuring Period and minus all federal, state and local taxes paid by the Company or any of its Subsidiaries during the Applicable Measuring Period to (b) Consolidated Fixed Charges for the Applicable Measuring Period.

-A4-

"Consolidated Fixed Charges" means, for any period, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable by the Company or any of the Subsidiaries in respect of the Applicable Measuring Period on the Consolidated Funded Debt plus (ii) the current portion of the Company's long term Funded Debt (on a Consolidated basis) as of the relevant date of determination.

"Consolidated Funded Debt" means at any date the aggregate amount of all Funded Debt of the Company and the Subsidiaries at such date, determined on a Consolidated basis.

"Consolidated Interest Expense" means for any period total cash interest expense (including that attributable to Capitalized Leases) of the Company and the Subsidiaries paid or required to be paid during such period, determined on a Consolidated basis in accordance with GAAP.

"Consolidated Net Income" means for any period, the net income (or loss) of a Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it is merged into or consolidated with such Person or its subsidiaries, (ii) the income (or deficit) of any Person that is not a Consolidated Subsidiary in which such Person or its subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or its subsidiaries in the form of dividends or similar distributions and (iii) the undistributed earnings of such Person and its subsidiaries to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under the Credit Agreement or any related instrument or agreement) or Requirement of Law applicable to such Subsidiary.

"Consolidated Senior Funded Debt" means at any date the aggregate amount of all Funded Debt of the Company and its Subsidiaries (other than the outstanding amount of any Subordinated Debt), at such date, determined on a Consolidated basis.

"Consolidated Senior Debt to Consolidated EBITDA Ratio" means as of any date of determination the ratio of the Company's Consolidated Senior Funded Debt to the Company's Consolidated EBITDA.

"Consolidated Total Debt to Consolidated EBITDA Ratio" means as of any date of determination the ratio of the Company's Consolidated Funded Debt to the Company's Consolidated EBITDA.

-A5-

"Contractual Consent" applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any material decrease in the rights of such first Person, any material increase in the obligations of such first Person or any other consequence materially adverse to the interests of such first Person, under any provision of such Contractual Obligation.

"Contractual Obligation" means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including any debt security issued by such Person).

"Convertible Securities" means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

"Covenant Breach" means a material breach by the Company of its obligations under ARTICLE V of this Agreement.

"Credit Agreement" means the Amended and Restated Credit Agreement dated as of November 10, 2010, by and among the financial institutions from time to time signatory thereto as Lenders, Comerica Bank, as Administrative Agent of the Lenders, Joint Lead Arranger and Bookrunner, the Company and each of the other entities listed on Schedule 1.4 thereof, as amended, amended and restated or otherwise modified from time to time.

"Credit Agreement Agent" means the Agent under the Credit Agreement as in effect from time to time.  In the event that there shall be no Credit Agreement or if the Credit Agreement is not in force and effect, Credit Agreement Agent shall mean MRC.

"Credit Agreement Debt" means Debt of the Company or any of the Subsidiaries arising under the Credit Agreement or any related instrument or agreement.

"Credit Parties" means the Borrowers and the Guarantors, and "Credit Party" means any one of them, as the context dictates.

"Debt" means as to any Person, without duplication (i) all Funded Debt of a Person, (ii) all Guarantee Obligations of such Person, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (v) all recourse Debt of any partnership of which such Person is the general partner, and (vi) any Off Balance Sheet Liabilities.

"Distributions" has the meaning set forth in Section 5.23.

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"Employee Stock Incentive Plans" means the Company's: (i) 1994 Stock Option Plan, dated April 19, 1994, (ii) 2002 Stock Option Plan, dated April 12, 2002, and (iii) 2006 Equity Incentive Plan, dated August 1, 2006.

"Employee Stock Options" means any stock options granted pursuant to any Employee Stock Incentive Plan.

"Environmental Claim" means any notice indicating potential liability (including potential liability for remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) or information request from a Governmental Authority arising under any Environmental Law, and including but not limited to, any notice alleging potential liability arising out of, based on or resulting from: (i) the release of, or exposure to, any Material of Environmental Concern at any location or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit.

"Environmental Laws" means any and all applicable federal, state, local and foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

"Environmental Permits" means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, or other rights, privileges, applications and authorizations relating to Environmental Laws filed with, granted or issued by, or entered by any Governmental Authority that are required for the conduct of the business of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof.

"Equity Interests" means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control with Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and would be treated as a single employer under Section 414 of the Code.

"Evaluation Date" has the meaning set forth in Section 3.7.

"Event of Default" has the meaning set forth in the Subordinated Note.

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"Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Excluded Subsidiaries" means National Quality Assurance Inc., and its subsidiaries, and "Excluded Subsidiary" means any one of them as the context dictates.

“Exempt Securities” means (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities: (a) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (b) shares of Common Stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation pursuant to written compensation plans in effect as of the date hereof and disclosed in writing to MRC; (c) shares of Common Stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation pursuant to compensation plans approved after the date hereof by a majority of the members of the Board who are not employees of the Corporation (“non-employee directors”) or by a majority of the members of a committee of non-employee directors; provided that during any consecutive twelve (12) month period, shares of Common Stock, Options and Convertible Securities issued pursuant to this clause “(c),” together with all other shares of Common Stock, Options and Convertible Securities previously issued pursuant to this clause “(c)” during such twelve (12) month period, shall not exceed two percent (2%) of the shares of Common Stock issued and outstanding as of the date of issue (treating as issued and outstanding for purposes of this calculation, the Warrant Shares and shares of Common Stock issuable upon exercise of Options or conversion or exchange of Convertible Securities then exercisable, convertible or exchangeable, as the case may be, and outstanding); (e) shares of Common Stock, Options or Convertible Securities issued pursuant to acquisitions or strategic transactions, including licensing transactions, with an operating company and in which the Company receives benefits in addition to the investment of funds; provided that such transactions shall not include any transaction in which the Company is issuing securities primarily for purposes of raising capital; and provided further that during any consecutive twelve (12) month period, shares of Common Stock, Options and Convertible Securities issued pursuant to this clause “(e),” together with all other shares of Common Stock, Options and Convertible Securities previously issued pursuant to this clause “(e)” during such twelve (12) month period, shall not exceed twenty percent (20%) of the shares of Common Stock issued and outstanding as of the date of issue (treating as issued and outstanding for purposes of this calculation, the Warrant Shares and shares of Common Stock issuable upon exercise of Options or conversion or exchange of Convertible Securities then exercisable, convertible or exchangeable, as the case may be, and outstanding); (f) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (f) shares of Common Stock, Options or Convertible Securities issued in connection with an underwritten offering of such securities; and (g) shares of Common Stock issued pursuant to the terms hereof.

"Financial Statements" has the meaning set forth in Section 3.6(b).

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"Fiscal Year" means the twelve-month period ending on each January 31, or such other fiscal year as the Company may from time to time adopt in accordance with this Agreement.

"FINRA" means the Financial Industry Regulatory Authority.

“Fund” means any Person (other than a natural person) and any other special purpose investment vehicle, securitization vehicle, money market account, investment account or other account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, subordinated loans, similar extensions of credit or any of the foregoing, whether or not in combination with warrants or other equity securities.

"Funded Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) the principal component of all obligations of such Person under Capitalized Leases, (iii) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (iv) all liabilities of the type described in clauses (i), (ii) and (iii) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (v) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, further that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

"GAAP" has the meaning set forth in Section 3.6(b).

"Governmental Authority" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

"Guarantee Obligation" means as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (the "primary obligor") (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

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"Guarantors" means the subsidiaries of the Borrowers which have guaranteed the Credit Agreement Debt, and "Guarantor" means any of them as the context dictates.

"Hedging Transaction" means an interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction or floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Holder” or “Holders” shall mean MRC (so long as it holds one or more Subordinated Notes) and any other holder or holders from time to time of one or more Subordinated Notes.

“Holder Representative” means MRC and any successor Holder Representative pursuant to Section 8.9.

“Holder Representative-Related Persons” means MRC and any successor Holder Representative pursuant to Section 8.9, together with their respective affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and affiliates.

"Income Tax" means for any period the aggregate amount of Taxes based on income or profits for such period with respect to the operations of the Borrowers and their respective Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added Taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

"Indemnification Agreement" means the agreement between the Company and the MRC Designee, initially Justin Jacobs, in the form of Exhibit D attached to this Agreement.

"Insurance Proceeds" means the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

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"Insolvent" means, with respect to any Person (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Debt, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

"Intellectual Property" has the meaning set forth in Section 3.10.

"Knowledge of the Company" means to the actual knowledge of any of the executive officers or general counsel of the Company.  Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party.

"Liens" means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any shareholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

"Materials of Environmental Concern" means any hazardous material, petroleum and its by-products and any and all other substances or constituents that they are regulated by, listed under or form the basis of liability under, any Environmental Law.

"MRC Confidentiality Agreement" means the confidentiality agreement dated as of September 14, 2010, between the Company and MRC.

"MRC" has the meaning set forth in the preamble.

"MRC Designee" has the meaning set forth in Section 6.1.

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"Multiemployer Plan" means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" means the aggregate cash payments received by the Company or any of the Subsidiaries from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property Taxes, transfer Taxes and any other Taxes paid or payable by such Person in respect of any sale or issuance.

"New Securities" means, collectively, (i) equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities and (ii) any debt securities of the Company, excluding capital leases, which carry an interest rate in excess of ten percent (10%) per annum.

"Obligations" means, collectively, all of the Company’s liabilities and obligations under the Subordinated Notes.

"Off Balance Sheet Liabilities" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in clauses (i), (ii) and (iii) above, but which does not constitute a liability on the balance sheets of such Person.

"Offer Notice" has the meaning set forth in Section 6.2.

"Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

"Organizational Document" means, with respect to the Company or any Subsidiary, any certificate or articles of incorporation, memorandum of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of the Company or such Subsidiary.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any plan established and maintained by the Company or any of its ERISA Affiliates, or contributed to by the Company or any of its ERISA Affiliates, which is qualified under Section 401(a) of the Code and subject to the minimum funding standards of Section 412 of the Code.

"Permitted Acquisition" means any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

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(a)           Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Borrower or such Guarantor;

(b)           If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of a Credit Party, or (Y) be merged with and into such Credit Party (and, if the Credit Party is a Borrower, such Borrower being the surviving entity), and in either case, provided that the Credit Parties comply with all applicable provisions of the Credit Agreement regarding the conduct of their respective businesses, the joinder of newly acquired Subsidiaries and pledges of Collateral;

(c)           If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by a Borrower or a Guarantor (subject to compliance with all applicable provisions of the Credit Agreement regarding the conduct of the Credit Parties' respective businesses, joinder of newly acquired Subsidiaries and pledges of Collateral);

(d)           If the total acquisition consideration for such acquisition (computed in the manner set forth in clause (i) of this definition, exceeds $3,000,000, the Company shall have delivered to the Credit Agreement Agent less than ten (10) (or such shorter period of time agreed to by the Credit Agreement Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Credit Agreement Agent;

(e)           Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information (if applicable), no "Default" or "Event of Default" under the Credit Agreement shall have occurred and be continuing;

(f)           The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(g)           All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Borrower or such Guarantor making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Credit Agreement Agent shall have been delivered, or caused to have been delivered, by such Borrower to the Credit Agreement Agent;

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(h)           There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a Company Material Adverse Effect or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(i)           Unless otherwise approved by each Lender under the Credit Agreement (or, if the Credit Agreement shall no longer be in effect, each 5% Holder), the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, (X) is less than or equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) and (Y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of the Credit Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed Twenty Five Million Dollars ($25,000,000).

"Permitted Liens" means any and all of the following:

(a) Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law which were incurred in the ordinary course of the Company's business, such as carriers', warehousemen's and mechanics' liens, statutory landlords' liens, and other similar Liens arising in the ordinary course of the Company's business, and which (i) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

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(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g) continuations of Liens that are permitted under subsections (a)-(f) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of Company or any of its Subsidiaries or secure any additional obligations of Company or any of its Subsidiaries; and

(h) Liens incurred in connection with Debt that is excepted from the types of Debt that neither the Company nor the Subsidiaries may have under Section 5.23.

"Person" means any individual, Business Entity, unincorporated association or Governmental Authority.

"Preferred Stock" means the preferred stock, no par value per share, of the Company.

"Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by the Company (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for Company and the Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 5.20 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Credit Agreement Agent shall reasonably request.

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"Purchased Shares" means 933,333 shares of Common Stock purchased pursuant to Section 2.1.

"Purchase Price" has the meaning set forth in Section 2.1.

"Registration Rights Agreement" means the Registration Rights Agreement in substantially the form of Exhibit C hereto.

"Reimbursable Expenses" has the meaning set forth in Section 6.4.

"Reinvestment" means, with respect to any Net Cash Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Required Holders” means, as of the date of determination, for so long as any of the Subordinated Notes remain outstanding, Holders holding Subordinated Notes representing at least a majority of the aggregate outstanding principal amount of all Subordinated Notes then outstanding, acting or voting together as a single class.

"Requirement of Law" means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations including FINRA.

"Responsible Officer" means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

"Restricted Payments" has the meaning set forth in Section 5.11.

"Restricted Stock" means any shares of Common Stock issued (i) in the form of a Restricted Stock Award or (ii) upon the exercise of RSUs.

"Restricted Stock Award" means any award granted under an Employee Stock Incentive Plan consisting of a direct issuance of restricted stock.

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"Revolving Credit Advance" means a borrowing pursuant to the Credit Agreement made by the Revolving Credit Lenders thereunder.

"Rights" has the meaning set forth in the Rights Agreement.

"Rights Agreement" means the Shareholder Rights Agreement, dated as of September 21, 2010, by and between the Company and Computershare Trust Company, N.A., as such agreement may be amended or replaced from time to time.

"RSU" means a unit representing a right to purchase Restricted Stock that is subject to an RSU Award.

"RSU Award" means an award granted under an Employee Stock Incentive Plan in the form of RSUs.

"Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

"Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/

programs/ or as otherwise published from time to time.

"Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"SEC" means the U.S. Securities and Exchange Commission.

"SEC Reports" has the meaning set forth in Section 3.6(a).

"Securities " means, collectively, the Subordinated Notes, the Purchased Shares and the Warrants.

"Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Senior Lender” means Comerica Bank or its successor or assigns under the Senior Debt Documents.

"Short Sales" means all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

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"Stock Purchase Rights" has the meaning set forth in Section 3.2(c).

"Subordinated Debt" means the Debt evidenced by the Subordinated Notes and any other unsecured Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party that has been subordinated in right of payment and priority to the Credit Agreement Debt.

"Subordinated Debt Documents" means this Agreement, the Subordinated Notes and any other documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time.

“Subordinated Notes" means, collectively, the 5-Year 15.0% Subordinated Note due, subject to the terms therein, June 27, 2016, issued by the Company to MRC pursuant to this Agreement in substantially the form of Exhibit B hereto, in the principal amount of $7,000,000, and all Subordinated Notes subsequently issued pursuant to the terms hereof.

"Subsidiary" means any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (i) owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (ii) is a general partner, managing member, trustee or other Person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act).

"Swing Line Advance" shall mean a borrowing pursuant to the Credit Agreement made by the Swing Line Lender thereunder.

"Tax Return" means any return, report or similar statement (including any schedules attached thereto) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

"Tax" or "Taxes" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

"Taxing Authority" means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

"Transactions" means the sale and issuance of the Securities to MRC, including the issuance of the Warrant Shares upon exercise of the Warrants, the execution and delivery of the Transaction Agreements and the consummation by the Company of the transactions contemplated therein.

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"Transaction Agreements" means this Agreement, the Subordinated Notes, the Registration Rights Agreement and the certificates delivered pursuant to Exhibit F.

"Warrants" means, collectively, the common stock purchase warrant delivered to MRC at the Closing in accordance with Section 2.1, which common stock purchase warrant will be exercisable beginning on the 181st day after the Closing Date, have an exercise price of $0.75 per share and have a term of seven years, in the form of Exhibit E attached to this Agreement, and all warrants subsequently issued pursuant to the terms of such initial warrant

"Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

-A19-

Exhibit B
to
Securities Purchase Agreement

Form of 5-Year 15.0% Subordinated Notes

Filed as Exhibit 10.1 of this report.

-B1-

Exhibit C
to
Securities Purchase Agreement

Form of Registration Rights Agreement

Filed as Exhibit 10.3 of this report.

-C1-

Exhibit D
to
Securities Purchase Agreement

Form of Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of June __, 2011 between NATIONAL TECHNICAL SYSTEMS, INC., a California corporation (the “Company”), and JUSTIN JACOBS (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.  Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions.  At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself.  The By-laws of the Company require indemnification of the officers and directors of the Company.  Indemnitee may also be entitled to indemnification pursuant to the Corporations Code of the State of California (“CCC”).  The By-laws and the CCC expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company's stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

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WHEREAS, this Agreement is a supplement to and in furtherance of the By-laws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified; and

WHEREAS, Indemnitee has certain rights to indemnification and/or insurance provided by MILL ROAD CAPITAL, L.P. (together with its affiliates, “Mill Road”) which Indemnitee and Mill Road intend to be secondary to the primary obligation of the Company to indemnify Indemnitee as provided herein, with the Company’s acknowledgement and agreement to the foregoing being a material condition to Indemnitee’s willingness to serve on the Board.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:

1.             Indemnity of Indemnitee.  The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time.  In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)           Proceedings Other Than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company.  Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)           Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company.  Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made (i) in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the court in which the Proceeding is or was pending shall determine that such indemnification may be made; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of Expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

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(c)           Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(d)           Indemnification of Mill Road.  If Mill Road is, or is threatened to be made, a party to or a participant in any Proceeding relating to or arising by reason of Mill Road's position as a stockholder of, or lender to, the Company, or Mill Road's appointment of or affiliation with Indemnitee or any other director, including without limitation any alleged misappropriation of a Company asset or corporate opportunity, any claim of misappropriation or infringement of intellectual property relating to the Company, any alleged false or misleading statement or omission made by the Company (or on its behalf) or its employees or agents, or any allegation of inappropriate control or influence over the Company or its Board members, officers, equity holders or debt holders, then Mill Road will be entitled to indemnification hereunder for Expenses to the same extent as Indemnitee, and the terms of this Agreement as they relate to procedures for indemnification of Indemnitee and advancement of Expenses shall apply to any such indemnification of Mill Road.

The rights provided to Mill Road under this Section 1(d) shall be suspended during any period during which Mill Road does not have a representative on the Company’s Board; provided, however, that in the event of any such suspension, Mill Road’s rights to indemnification will not be suspended with respect to any Proceeding based in whole or in part on facts and circumstances occurring at any time prior to such suspension regardless of whether the Proceeding arises before or after such suspension. The Company and Indemnitee agree that Mill Road is an express third party beneficiary of the terms of this Section 1(d).

2.             Additional Indemnity.  In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, to the extent permitted by applicable law, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee.  The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

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3.             Contribution.

(a)           Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)           Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered.  The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)           The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)           To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

-D4-

4.             Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.             Advancement of Expenses.  Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.             Procedures and Presumptions for Determination of Entitlement to Indemnification.  It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the CCC and public policy of the State of California.  Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.  Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)           Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board: (i) by a majority vote of a quorum consisting of disinterested directors, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, (iii) by the shareholders of the Company, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application by the Company or the Indemnitee.  For purposes hereof, disinterested directors are those members of the Board who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.

-D5-

(c)           If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c).  The Independent Counsel shall be selected by the Board.  Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel.  If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit.  If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d)           In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.  Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)           Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise  in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise.  In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.  Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

-D6-

(f)           If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g)           Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.  Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

-D7-

(h)           The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)           The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.             Remedies of Indemnitee.

(a)           In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification.  Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a).  The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)           In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c)           If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

-D8-

(d)           In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)           The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.  The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)           Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.             Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a)           The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-laws, any agreement, a vote of stockholders, a resolution of directors of the Company, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.  To the extent that a change in the CCC, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under  the Certificate of Incorporation, By-laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.  If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has directors' and officers' liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

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(c)           The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by Mill Road and certain of its affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii)  that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8(c).

(d)           Except as provided in paragraph (c) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e)           Except as provided in paragraph (c) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(f)           Except as provided in paragraph (c) above, the Company's obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

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9.           Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)           for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision, provided, that the foregoing shall not affect the rights of Indemnitee or the Fund Indemnitors set forth in Section 8(c) above; or

(b)           for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)           in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10.           Duration of Agreement.  All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.           Security.  To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.  Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.           Enforcement.

(a)           The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

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(b)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c)           The Company shall not seek from a court, or agree to, a "bar order" which would have the effect of prohibiting or limiting the Indemnitee's rights to receive advancement of expenses under this Agreement.

13.           Definitions.  For purposes of this Agreement:

(a)           “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b)           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)           “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d)           “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding [and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement], including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.  The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

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(f)           “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of his or her Corporate Status, by reason of any action taken by him or of any inaction on his part while acting in his or her Corporate Status; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14.           Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  Further, the invalidity or unenforceability of any provision hereof as to either Indemnitee or Mill Road shall in no way affect the validity or enforceability of any provision hereof as to the other.  Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee and Mill Road indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.           Modification and Waiver.  No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.           Notice by Indemnitee.  Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder.  The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

17.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

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To Indemnitee at the address set forth below Indemnitee signature hereto.

To the Company at:

National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, California 91302
Attention:  William McGinnis
Facsimile:  (818) 591-0899
Email: bill.mcginnis@ntscorp.com

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.           Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in a court of competent jurisdiction located in the State of California, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the state and federal courts of the State of California for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in a court located in the State of California, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in any court of competent jurisdiction in the State of California has been brought in an improper or inconvenient forum.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

NATIONAL TECHNICAL SYSTEMS, INC.

By:
Name:
Title:

JUSTIN JACOBS

Address:

Exhibit E
to
Securities Purchase Agreement

Form of Common Stock Purchase Warrant

Filed as Exhibit 4.1 of this report.

-E1-

Exhibit F
to
Securities Purchase Agreement

List of Closing Deliveries

1.           A certificate of good standing for the Company issued by the Secretary of State of the State of California as of a date that is not more than three (3) Business Days prior to the Closing Date.  The Company shall have delivered to MRC a certified copy of the Articles of Incorporation as certified by the Secretary of State of the State of California within three (3) Business Days before the Closing Date.

2.           A certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to (i) the Articles of Incorporation of the Company; (ii) the by-laws of the Company; (iii) the resolutions of the Board authorizing the transactions contemplated hereby and the execution and delivery of the Agreement and the Registration Rights Agreement.

3.           A certificate evidencing the legal existence and good standing of the Company and each of the United States Subsidiaries in each such entity's jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within three (3) Business Days before the Closing Date.

4.           All Company Approvals and Company Contractual Consents.

-F1-

Exhibit G
to
Securities Purchase Agreement

Form of Legal Opinion

The legal opinion of Sheppard Mullin Richter & Hampton LLP, counsel to the Company, shall be substantially to the effect set forth below:

1.
The Company is a corporation validly existing and in good standing under the laws of the State of California and has the corporate power to own its properties and to conduct its business as, to our knowledge, it is currently conducted.

2.	The Company has the corporate power to enter into and perform its obligations under each of the Financing Agreements.

3.	Each of the Financing Agreements has been duly authorized by all necessary corporate action on the part of the Company.

4.	Each of the Financing Agreements has been duly executed and delivered by the Company.

5.	Each of the Financing Agreements constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.

6.
The execution and delivery of each of the Financing Agreements by the Company and the performance of its obligations thereunder do not (a) violate the Articles of Incorporation or Bylaws of the Company (b)  violate any California state or United States federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as generally applicable to transactions of the nature contemplated by the Financing Agreements,  (c) violate any judgment, order or decree of any court specifically identified on Schedule A attached hereto, if any, or (d) result in a breach of or constitute a default under any agreement listed on Schedule B attached hereto.

7.
The execution and delivery of each of the Financing Agreements by the Company and the consummation of the transactions contemplated thereby do not require any consent, approval or authorization to be obtained by the Company, or any registration, declaration or filing to be made by the Company under any federal or California statute, rule or regulation applicable to the Company, except for (a) any consent, approval, authorization, registration, declaration, or filing required in connection with any licenses, permits or franchises held by the Company, (b) notice filings under federal and state securities laws, and (c) the filing of a Notification: Listing of Additional Shares with NASDAQ.

8.
The Company’s authorized capital consists of (a)  20,000,000 shares of common stock, of which to our knowledge 10,399,500 shares are issued and outstanding, and (b) 2,000,000 shares of preferred stock, of which 200,000 shares have been designated Series A Junior Participating Preferred Stock, of which to our knowledge no shares are issued and outstanding,.  The Purchased Shares have been duly authorized and validly issued and, to our knowledge, are fully paid and nonassessable. The shares of common stock underlying the Warrants have been duly authorized and, when exercised in accordance with the terms of the Warrants, will be validly issued and, to our knowledge, fully paid and nonassessable. To our knowledge, except as described above or in the Agreement (including the Company Disclosure Letter), there are no currently outstanding preemptive rights to purchase from the Company any of the authorized but unissued shares of the Company.

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Exhibit H
to
Securities Purchase Agreement

Form of Covenant Compliance Report

To:                  Mill Road Capital, L.P.
Date:               __________, 20__
Subject:          Financial Statements

In accordance with the Securities Purchase Agreement dated June 27, 2011 (as amended from time to time, the “Purchase Agreement”), [the following report is made with respect to][attached are] the financial statements of National Technical Systems, Inc. (the “Company”) dated __________, 20__ (the “Reporting Date”) for the quarter then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Purchase Agreement.

A.           Preparation and Accuracy of Financial Statements.  I certify, on behalf of the Company and not in any individual capacity, that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and fairly present in all material respects the Company’s financial condition as of the Reporting Date.

B.            Events of Default.  I certify, on behalf of the Company and not in any individual capacity, that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Purchase Agreement, except as previously reported to the Holder Representative in a Record.

☐
I have knowledge of an Event of Default under the Purchase Agreement not previously reported to the Holder Representative in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that the Holder Representative may under the terms of the Purchase Agreement impose the Default Rate at any time during the resulting Default Period.

C             Financial Covenants.  I further certify, on behalf of the Company and not in any individual capacity, that:

(Check and complete each of the following)

1.             Minimum Consolidated Fixed Charge Coverage Ratio.  Pursuant to Section  5.20(a) of the Purchase Agreement, as of the Reporting Date, Company’s Consolidated Fixed Charge Coverage Ratio was _____ to ______, which ☐ satisfies ☐ does not satisfy the requirement set forth in Section 5.20(a).

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2.             Minimum Consolidated Effective Tangible Net Worth.  Pursuant to Section 5.20(b) of the Purchase Agreement, as of the Reporting Date, the Company’s Consolidated Effective Tangible Net Worth of $_______ was not less than its Base Tangible Net Worth of $________, which ☐ satisfies ☐ does not satisfy the requirement set forth in Section 5.20(b).

3.             Maximum Consolidated Total Debt to Consolidated EBITDA Ratio.  Pursuant to Section 5.20(c) of the Purchase Agreement, as of the last day of the fiscal quarter  ending on the Reporting Date, the Company's Consolidated Total Debt to Consolidated EBITDA was ____ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement set forth in Section 5.20(c) that it be not more than 4.12 to 1.00.

4.             Maximum Consolidated Senior Debt to Consolidated EBITDA Ratio.  Pursuant to Section 5.20(d) of the Purchase Agreement, as of the last day of the fiscal quarter  ending on the Reporting Date, the Company's Consolidated Senior Debt to Consolidated EBITDA was ____ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement set forth in Section 5.20(d) that it be not more than 3.30 to 1.00.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with the defined terms used in each of the financial covenants referred to above.

National Technical Systems, Inc.

By:
Its:	Responsible Officer

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